Exhibit 99.1
News Release

Contacts:
Investor Relations		Media Relations
Jeff Norris	Danielle Dietz	Sie Soheili
jeff.norris@capitalone.com	danielle.dietz@capitalone.com	sie.soheili@capitalone.com

FOR IMMEDIATE RELEASE: October 21, 2025
Capital One Reports Third Quarter 2025 Net Income of $3.2 billion, or $4.83 per share
Net of adjusting items, Third Quarter 2025 Net Income of $5.95 per share(1)
McLean, Va. (October 21, 2025) – Capital One Financial Corporation (NYSE: COF) today announced net income for the third quarter of 2025 of $3.2 billion, or $4.83 per diluted common share, compared with net loss of $4.3 billion, or $(8.58) per diluted common share in the second quarter of 2025, and with net income of $1.8 billion, or $4.41 per diluted common share in the third quarter of 2024. Adjusted net income(1) for the third quarter of 2025 was $5.95 per diluted common share.
"In the third quarter, our adjusted earnings, top-line growth, credit results, and capital generation continued to be strong," said Richard D. Fairbank, Founder, Chairman, and Chief Executive Officer. "The Discover integration continues to go well and we are well positioned to capitalize on the opportunities that lie in front of us."
The quarter included the following adjusting items:

(Dollars in millions, except per share data)	Pre-Tax Impact	After-Tax Diluted EPS Impact
Discover integration expenses	$348	$0.41
Discover intangible amortization expense	$498	$0.59
Discover loan and deposit fair value mark amortization	$105	$0.12

Capital One Third Quarter 2025 Earnings

All comparisons below are for the third quarter of 2025 compared with the second quarter of 2025 unless otherwise noted.
Third Quarter 2025 Income Statement Summary:
•Total net revenue increased 23 percent to $15.4 billion.
•Total non-interest expense increased 18 percent to $8.3 billion:
◦4 percent increase in marketing.
◦22 percent increase in operating expenses.
•Pre-provision earnings(2) increased 29 percent to $7.1 billion.
•Provision for credit losses decreased $8.7 billion to $2.7 billion:
◦Net charge-offs of $3.5 billion.
◦$760 million loan reserve release.
•Net interest margin of 8.36 percent, an increase of 74 basis points.
◦Adjusted net interest margin(1) of 8.43 percent.
•Efficiency ratio of 53.80 percent.
◦Adjusted efficiency ratio(1) of 47.96 percent.
•Operating efficiency ratio of 44.66 percent.
◦Adjusted operating efficiency ratio(1) of 38.89 percent.
Third Quarter 2025 Balance Sheet Summary:
•Common equity Tier 1 capital ratio(3) under Basel III Standardized Approach of 14.4 percent at September 30, 2025.
•Period-end loans held for investment in the quarter increased $3.9 billion, or 1 percent, to $443.2 billion.
◦Credit Card period-end loans increased $1.3 billion, or less than 1 percent, to $271.0 billion.
•Domestic Card period-end loans increased $1.5 billion, or 1 percent, to $254.0 billion.
◦Consumer Banking period-end loans increased $2.0 billion, or 2 percent, to $83.2 billion.
•Auto period-end loans increased $2.0 billion, or 3 percent, to $82.0 billion.
◦Commercial Banking period-end loans increased $537 million, or 1 percent, to $88.9 billion.
•Average loans held for investment in the quarter increased $61.7 billion, or 16 percent, to $439.9 billion.
◦Credit Card average loans increased $59.5 billion, or 28 percent, to $269.2 billion.
•Domestic Card average loans increased $54.3 billion, or 27 percent, to $252.1 billion.
◦Consumer Banking average loans increased $2.2 billion, or 3 percent, to $82.3 billion.
•Auto average loans increased $2.2 billion, or 3 percent, to $81.1 billion.
◦Commercial Banking average loans increased $20 million, or less than 1 percent, to $88.4 billion.
•Period-end total deposits increased $675 million, or less than 1 percent, to $468.8 billion, while average deposits increased $52.7 billion, or 13 percent, to $467.3 billion.
•Interest-bearing deposits rate paid increased 5 basis points to 3.27 percent.

Capital One Third Quarter 2025 Earnings

Earnings Conference Call Webcast Information
The company will hold an earnings conference call on October 21, 2025 at 5:00 PM Eastern Time. The conference call will be accessible through live webcast. Interested investors and other individuals can access the webcast via the company’s home page (www.capitalone.com). Under “About,” choose “Investors” to access the Investor Center and view and/or download the earnings press release, the financial supplement, including a reconciliation of non-GAAP financial measures, and the earnings release presentation. The replay of the webcast will be archived on the company’s website through November 4, 2025 at 5:00 PM Eastern Time.
Forward-Looking Statements
Certain statements in this release may constitute forward-looking statements, which involve a number of risks and uncertainties. Forward-looking statements often use words such as “will,” “anticipate,” “target,” “expect,” “think,” “estimate,” “intend,” “plan,” “goal,” “believe,” “forecast,” “outlook” or other words of similar meaning. Any forward-looking statements made by Capital One or on its behalf speak only as of the date they are made or as of the date indicated, and Capital One does not undertake any obligation to update forward-looking statements as a result of new information, future events or otherwise. Capital One cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors. For additional information on factors that could materially influence forward-looking statements included in this earnings press release, see the risk factors set forth under “Part I—Item 1A. Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2024 filed with the Securities and Exchange Commission (the “SEC”) and Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC.
About Capital One
Capital One Financial Corporation (www.capitalone.com) is a financial holding company which, along with its subsidiaries, had $468.8 billion in deposits and $661.9 billion in total assets as of September 30, 2025. Headquartered in McLean, Virginia, Capital One offers a broad spectrum of financial products and services to consumers, small businesses and commercial clients through a variety of channels. Capital One, N.A. has branches and Cafés located primarily in New York, Louisiana, Texas, Maryland, Virginia and the District of Columbia. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.
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(1)    This is a non-GAAP measure. We believe non-GAAP measures help investors and users of our financial information understand the effect of adjusting items on our selected reported results and provide alternate measurements of our performance, both in the current period and across periods. See our Financial Supplement, filed as Exhibit 99.2 to our Current Report on Form 8-K on October 21, 2025 with the SEC, “Table 15: Calculation of Regulatory Capital Measures and Reconciliation of Non-GAAP Measures” for a reconciliation and additional information on non-GAAP measures.
(2)    Pre-provision earnings is a non-GAAP metric calculated based on total net revenue less non-interest expense for the period. Management believes that this financial metric is useful in assessing the ability of a lending institution to generate income in excess of its provision for credit losses. See our Financial Supplement, filed as Exhibit 99.2 to our Current Report on Form 8-K on October 21, 2025 with the SEC, “Table 15: Calculation of Regulatory Capital Measures and Reconciliation of Non-GAAP Measures” for a reconciliation and additional information on non-GAAP measures.
(3)    Regulatory capital metrics as of September 30, 2025 are preliminary and therefore subject to change.